PRESS RELEASE

Contact Whitestone REIT:
David K. Holeman, Chief Financial Officer
(713) 435 2227 ir@whitestonereit.com

Whitestone REIT Increases Unsecured Borrowing Capacity under
Revolving Credit Facility and Reduces Borrowing Costs

Credit Facility increases to $175 Million, includes $50 Million Accordion to allow increase to $225 million.

•	Decreases Overall Pricing by approximately 1%

•	Eases Financial Covenants

•	Extends to Four Year Term (Two Year Extension from Current Maturity Date)

Houston, Texas, February 5, 2013 - Whitestone REIT (NYSE: WSR - “Whitestone” or the “Company”), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today it has closed on an amended and restated credit facility that amended its existing $125 million unsecured credit facility. The amended and restated credit facility increases the facility size by $50 million to $175 million, adds an accordion feature that will allow the facility to further increase to $225 million, reduces the overall pricing by approximately 1% (LIBOR plus a margin of 1.75% - 2.50% based on overall corporate leverage), and extends the term by two years to February 3, 2017. Management believes the new pricing reflects the continued strengthening of Whitestone overall financial position. In addition, the overall financial covenants, including the capitalization rate to value assets, were eased, providing Whitestone greater financial flexibility. The Company plans to use the new facility primarily for acquisitions, redevelopment of value-add properties in its portfolio, and general corporate purposes.

The transaction was led by BMO Capital Markets and Wells Fargo Securities, LLC, as Co-Lead Arrangers and Joint Book Runners. Bank of Montreal is serving as the Administrative Agent. Wells Fargo Bank, National Association served as Syndication Agent, and U.S. Bank National Association served as Documentation Agent.

“We have significantly improved our unsecured credit facility at terms that we believe include us in the most credit worthy of borrowers and provide the Company with a greater degree of financial flexibility,” said James C. Mastandrea, Chairman and CEO. “While opportunistic financing activity remains a strategic focus, the new credit agreement provides us the ability to execute contracts and close quickly on value-add acquisitions as we continue to accelerate our growth. We believe the increased facility, reduced pricing and expanded access to capital exemplifies the progress we have made over the past six years to create shareholder value. We are pleased to have achieved an increased level of credit worthiness, particularly from top tier banks such as Bank of Montreal, Wells Fargo and US Bank, and we are excited about opportunities ahead of us as the intrinsic value of our assets converts into added net asset value, from increased revenue, net operating income (NOI), funds from operations (FFO) and FFO per share.”

About Whitestone REIT
Whitestone REIT (NYSE: WSR) is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods. Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, and casual dining. As of December 31, 2012, the largest of its approximately 1,100 tenants comprises less than 1.5% of its rental revenues. For additional information about the Company, please visit www.whitestonereit.com. The Investor Relations section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

Whitestone REIT Acquisitions: Interested parties should contact Bradford Johnson, Whitestone REIT Director of Acquisitions, via email: bjohnson@whitestonereit.com or phone 713.435.2208

Forward-Looking Statements
Statements included herein that state Whitestone's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. Whitestone's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to Whitestone's regulatory filings with the Securities and Exchange Commission for information or factors that may impact Whitestone's performance.